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                                                                   EXHIBIT 10.34


                               December 23, 2003



William B. Cheeseman
[address]


         Re:      Consulting Agreement

Dear Bill:

         Following the termination of your employment effective December 31, 2003, American Physicians Capital, Inc. (the "Company") would like you to provide certain consulting services to the Company and its subsidiaries. By executing this letter agreement, you hereby accept the terms of the consulting arrangement described below (the "Consulting Agreement").

         1. Consulting Services. Beginning on January 1, 2004 (the "Effective Date"), you agree to provide business and advisory consulting services to the Company and its subsidiaries, as directed by the Board of Directors of the Company. Your consulting services and time commitments to the Company under this Agreement will be on an "as needed" basis that is mutually agreeable to you and the Company.

         2. Term. The term of the consulting arrangement provided for herein (the "Consulting Term") will commence on the Effective Date and will terminate on December 31, 2004. If both parties desire the continuation of your consulting services beyond the Consulting Term, the parties may enter into a new consulting agreement, or the Consulting Term under this Consulting Agreement may be extended by written amendment signed by both parties.

         3. Rights, Duties and Obligations. Your rights, obligations and duties to the Company are governed by this Consulting Agreement, the applicable laws of the United States and the Articles of Incorporation and Bylaws of the Company, as may be adopted from time to time by the Board of Directors of the Company.

         4. Monthly Consulting Fee. The monthly consulting fee for your services under this Consulting Agreement will be $10,000 (U.S.) through the Consulting Term.

         5. Confirmation of No Benefit Plan Coverage. You will not be an employee of the Company during the Consulting Term and therefore will not be eligible for participation in the employee benefit plans for active employees of the Company and its subsidiaries. However, you will be eligible for medical plan continuation coverage ("COBRA") coverage for 18 months following your employment termination, which under certain circumstances may be extended in accordance with Federal law.

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         6. Nondisclosure, Noncompetition and Noninterference. You hereby agree that all confidential data and trade secrets, including, but not limited to, customer lists, employee lists, methods of operation, sales techniques, statistical information and the like with respect to the Company and its subsidiaries may never be disclosed outside of the Company. You also continue to be bound by Section 6 of your Employment Agreement with MICOA Management Company, Inc., dated October 27, 1999 (the "Employment Agreement"), which contains more detailed obligations regarding confidentiality, as well as Section 7 of the Employment Agreement, which sets forth the Covenant not to Compete that remains in effect throughout the Consulting Term; provided however, that these provisions are modified in accordance with the letter agreement providing for the termination of your employment. Any violations of such provisions, as modified, may cause the Company to terminate any further payments due you hereunder, and require that the Company take any other action as it deems necessary and appropriate. However, notwithstanding such events, the balance of this Consulting Agreement shall remain valid and enforceable in accordance with its terms.

         7. Termination. The parties are currently negotiating the terms of an amended Agency Agreement between SCW and the Company and/or its subsidiaries (the "SCW Contract"). The parties agree to use their best efforts to complete the negotiation and execution of the SCW Contract as soon as practicable. In the event that the SCW Contract has not been approved by both SCW and the Company on or before January 21, 2004, then the Company shall have the unilateral right to terminate this Consulting Agreement immediately without any further payments due hereunder and any unvested options shall be forfeited. Except as so provided, this Consulting Agreement may be terminated prior to December 31, 2004 only by a written instrument signed by you and the Company.

         8. Disputes. Any disputes under this Consulting Agreement shall be settled pursuant to Section 10 of the Employment Agreement, except that for purposes of this Consulting Agreement, the term "Employee" in Section 11 of the Employment Agreement shall be deemed to mean "Consultant," and the term "Agreement" shall refer to this Consulting Agreement, as it may be amended in writing from time to time.

         9. Amendments. Any changes or supplements to this Consulting Agreement must be in writing and signed by both parties to be valid. Any verbal agreements shall be invalid.

         10. Successors; Assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Consulting Agreement in the same manner and to the same extent that the Company would have been required to perform the Consulting Agreement as if no succession had taken place. This Consulting Agreement and all rights of yours hereunder shall inure to your benefit and the benefit of your personal or legal representatives and heirs.

         11. Entire Agreement. As of the Effective Date, this Consulting Agreement and the letter agreement effective December 31, 2003 supersede any and all prior agreements or arrangements pertaining to the subject matter contained herein, except as otherwise stated in such agreements.



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         12. Severability. The invalidity or unenforceability of any provision of this Consulting Agreement shall not affect the validity or enforceability of any other provision of this Consulting Agreement, which shall continue in full force and effect.

         13. Governing Law. This Consulting Agreement has been executed in, and shall be construed in accordance with, Michigan law, without regard to conflict of laws principles.

         Please execute the duplicate copy of this Consulting Agreement signifying acceptance of any and all provisions contained herein.

                                       Very truly yours,

                                       AMERICAN PHYSICIANS CAPITAL, INC.

                                       By: /s/ Thomas R. Berglund, M.D.
                                           -------------------------------------
                                       Its: Director and Chairman of the Board
                                            ------------------------------------

READ, UNDERSTOOD, ACCEPTED
AND AGREED TO:

/s/ William B. Cheeseman               Date: December  23, 2003
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William B. Cheeseman



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